Exhibit 21

Subsidiaries of Longbau Group, Inc.

Longbau Group Limited – Hong Kong

Longbau Management Consulting LLC – Taiwan

Long Bao Life Technology Co., Ltd – Taiwan

Ho-Cheng Insurance Brokers Co., Ltd. - Taiwan